EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Form 8-K, of our report dated April 18, 2022 related to the financial statements of Sunnyside LLC, dba Sundry (the “Company”) as of December 31, 2021, and for the year then ended, which are included in Form 8-K filed on August 2, 2022.

/s/ dbbmckennon

Newport Beach, California
December 30, 2022